Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2010 (except for the retrospective changes for the reverse stock and unit split disclosed in Notes 1A and 12, as to which the date is             , 2010) in the Registration Statement filed on Form S-11 and related prospectus of Pacific Office Properties Trust, Inc. for the registration of shares of its common stock.

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock and unit split described in Notes 1A and 12 to the financial statements.

/s/ Ernst & Young LLP

October 1, 2010

Los Angeles, California